Exhibit 99.1

MMI PRODUCTS, INC. REPORTS FOURTH QUARTER

AND FISCAL YEAR 2003 RESULTS

HOUSTON, TX, March 19, 2004 - MMI Products, Inc. ("MMI"), a leading manufacturer and distributor of products used in construction activities, today reported fourth quarter net sales of $130.8 million, $23.4 million or 22% higher than in the fourth quarter of 2002. Income before interest and income taxes was $4.0 million, a $5.8 million improvement over the $1.8 million loss before interest and income taxes in the fourth quarter of 2002.

Both the Fence and Concrete Construction Products segments contributed to the improved fourth quarter results. Fence revenues were $75.9 million, $13.3 million or 21% greater than in the fourth quarter of 2002. Most of the sales increase was volume related, with some selected improvements in pricing. The improved market activity experienced in the third quarter continued into the fourth quarter, buttressed by generally better weather conditions than existed in the fourth quarter of 2002 and the initiatives of some customers to increase their purchases before new January prices went into effect. Concrete Construction Products revenues were $54.9 million, $10.1 million or 22% higher than in the fourth quarter of 2002. Most of the increase was due to improved construction market activity.

MMI's president and CEO, John Piecuch, stated:

After what was almost a two year period of depressed market activity, the pace of business in the fourth quarter appears to confirm the beginning of a recovery for our various product markets.

During this period of weak market demand, our different product market segments experienced various levels of price erosion, as volume considerations appeared to influence competitive pricing behavior. At the same time, the price of our major raw material, steel rod, began to escalate at a more rapid rate. As a result, our first half of 2003 proved to be particularly difficult. However, as demonstrated by our improved results in the third quarter and now in the fourth quarter, MMI is beginning to experience the benefits from an improving market environment and from our initiatives to enhance our market positions and to rationalize our respective divisional cost structures.

Importantly, as it became apparent during the fourth quarter that our steel costs were entering a period of more dramatic and more frequent increases, our own price increases began to hold as the quarter was drawing to a close. Today, we are advising our customers that the dramatic increases in steel prices must be reflected in our pricing. As a result, over the last two months, we have been adjusting our prices as often as has been necessary to better offset our cost price increases. As the first quarter of 2004 has progressed, these price increases have been holding.

For the fiscal year ended January 3, 2004, net sales decreased $1.4 million. During the first six months of the year, net sales had decreased $32.0 million as compared to the first six months of 2002. During the last six months of the year, net sales increased $30.6 million as compared to the last six months of 2002. Income before interest and income taxes for the fiscal year ended January 3, 2004 was $16.9 million, $5.1 million less than in 2002. Through the first six months of 2003, income before interest and income taxes was $16.7 million unfavorable to the comparable period in 2002. In the last six months of 2003, income before interest and income taxes was $11.6 million favorable to comparable 2002 results. Restructuring expenses were $4.4 million in 2003 as compared to restructuring expense and impairment of fixed assets totaling $7.0 million in 2002, with approximately $1 million of the favorable difference occurring in the fourth quarter.

MMI will conduct a conference call on Monday, March 22, 2004 at 11:00 AM EST, 8:00 AM PST. Please contact Sylvia Bennett at 281-876-0080 for the call-in details.

MMI PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	(In Millions)		(In Millions)
	January 3,	December 28,	January 3,	December 28,
	2004 (a)	2002 (b)	2004 (c)	2002 (d)

Net sales	$ 130.8	$ 107.4	$ 503.2	$ 504.6
Cost of sales	112.7	94.6	431.0	426.0
Gross profit	18.1	12.8	72.2	78.6
Selling, general and administrative expenses	13.5	12.6	51.9	48.7
Impairment of fixed assets	-	-	-	3.8
Restructuring expenses	0.5	1.6	4.4	3.2
Other expense (income), net	0.1	0.4	(1.0)	0.9
Income (loss) before interest and income taxes	4.0	(1.8)	16.9	22.0
Interest expense	7.6	6.6	28.4	25.6
Loss before income taxes	(3.6)	(8.4)	(11.5)	(3.6)
Benefit for income taxes	(1.7)	(3.2)	(4.4)	(1.3)
Net loss	$ (1.9)	$ (5.2)	$ (7.1)	$ (2.3)

Segment Reporting
	Three Months Ended		Twelve Months Ended
	(In Millions)		(In Millions)
	January 3,	December 28,	January 3,	December 28,
	2004 (a)	2002 (b)	2004 (c)	2002 (d)
Net sales:
Fence	$ 75.9	$ 62.6	$ 289.3	$ 290.4
Concrete Construction Products	54.9	44.8	213.9	214.2
Total	$ 130.8	$ 107.4	$ 503.2	$ 504.6

Gross profit:
Fence	$ 8.8	$ 6.5	$ 36.5	$ 42.0
Concrete Construction Products	9.3	6.3	35.7	36.6
Total	$ 18.1	$ 12.8	$ 72.2	$ 78.6

Income (loss) before interest and income taxes:
Fence	$ 1.3	$ (1.8)	$ 6.0	$ 10.3
Concrete Construction Products	2.7	-	10.9	11.7
Total	$ 4.0	$ (1.8)	$ 16.9	$ 22.0

Depreciation and amortization:
Fence	$ 0.8	$ 1.1	$ 3.8	$ 4.4
Concrete Construction Products	2.2	1.7	8.1	7.2
Total	$ 3.0	$ 2.8	$ 11.9	$ 11.6

(a) 14 week period (c) 53 week period
(b) 13 week period (d) 52 week period

Statements made herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

MMI's audited annual financial statements for the fiscal year ended January 3, 2004 will be included in the Form 10-K to be filed with the Securities and Exchange Commission on or before April 2, 2004.

Privately owned MMI manufactures chain link and ornamental iron fence and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

Questions regarding this press release should be directed to Robert N. Tenczar, Chief Financial Officer at (281) 876-0080.